Exhibit 5.1

February 9, 2024

Inspire Veterinary Partners, Inc.

780 Lynnhaven Parkway, Suite 400

Virginia Beach, Virginia 23452

Re:	Inspire Veterinary Partners, Inc. Registration Statement on Form S-1 (Registration No. 333-276790)

Ladies and Gentlemen:

We have acted as counsel for Inspire Veterinary Partners, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended through the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for purposes of registering under the Act the resale of 7,869,182 shares (the “Shares”) of the Company’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”), including up to 7,869,182 shares (the “Warrant Shares”) of the Company’s Class A Common Stock underlying a pre-funded warrant (the “Warrant”) which may be issued in lieu of the Shares (such Shares, Warrant and Warrant Shares, collectively, the “Securities”) pursuant to a common stock purchase agreement (the “Stock Purchase Agreement”) between the Company and Tumim Stone Capital LLC (“Tumim”), dated as of November 30, 2023, as amended by that certain letter agreement (the “Letter Agreement”) between the Company and Tumim, dated January 19, 2024.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement, as amended, and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended; (c) the Company’s Bylaws, as amended; (d) certain records of the Company’s corporate proceedings as reflected in its minute books and official shareholder lists; (e) the Stock Purchase Agreement; (f) the Letter Agreement; (g) the form of Warrant underlying the Warrant Shares; and (h) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Nevada and the federal laws of the United States of America.

Based upon the foregoing, it is our opinion that:

a. The Shares have been duly and validly authorized, and when the Registration Statement has become effective under the Act and the Shares have been issued, delivered, and paid for in accordance with the terms of the Stock Purchase Agreement and Letter Agreement, such Shares will be validly issued, fully paid and non-assessable.

b. The Warrant has been duly and validly authorized by the Company, and when the Registration Statement has become effective under the Act and the Warrant has been issued and delivered in accordance with the terms of the Securities Purchase Agreement and Letter Agreement, the Warrant will be will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

c. The Warrant Shares have been duly and validly authorized by the Company, and when issued and delivered by the Company against payment therefore in accordance with the terms of the Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable.

Inspire Veterinary Partners, Inc.

February 9, 2024

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We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus.

Sincerely,

The Crone Law Group P.C.

/s/ The Crone Law Group P.C.